EXHIBIT 10.8
                              EMPLOYMENT AGREEMENT

This Employment Agreement, hereinafter referred to as "Agreement," is made and entered into this 15th day of October 1998, by and between Encore
International, Inc., an Oklahoma corporation (hereinafter referred to as "Employer"), and Steve Gould (hereinafter referred to as "Employee").

In consideration of the mutual covenants and agreements contained herein, Employee and Employer agree as follows:

                                  Section One
                                   EMPLOYMENT

Employer hereby employs, engages, and hires Employee as President and Chief Executive Officer, and Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuit to the orders, advice, and direction of the Board of Directors of Employer. Employee shall perform such duties as are customarily performed by the Chief Executive Officer of a corporation of similar size and in a like or similar business to that of the Employer. It is agreed and understood by both parties that this Agreement is being entered into under the conditions that (1) a Securities Purchase Agreement is executed between Employee and Lee Kaplan, and the Employee is issued shares according to said agreement, (2) none of the terms and conditions of the Securities Purchase Agreement are breached and (3) upon completion of the acquisition described in Section 3 of the Securities Purchase Agreement and within ten (10) days thereafter, Encore's headquarters and b usiness operations be relocated to Las Vegas and the name of the company be changed to a mutually agreed upon name.

                                  Section Two
                            BEST EFFORTS OF EMPLOYEE

Employee agrees that he will at all times faithfully, industriously, timely and to the best of his ability, experience, and talents, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof to the reasonable satisfaction of Employer in accordance with the standard operating procedures of the Employer. Such duties shall be rendered at the office of Employer, and at such other places as the interest or needs of the employer shall require. Employee shall at all times conduct himself in the performance of his duties in a manner not to bring discredit or embarrassment to the Employer.

                                 Section Three
                               TERM OF EMPLOYMENT

The term of this Agreement should be for the period of five (5) years commencing October 15, 1998, and terminating October 15, 2003. The review and negotiation of this Agreement shall be conducted by and through the Board of Directors with the consent of the shareholders of the Employer.

                                  Section Four
                            COMPENSATION OF EMPLOYEE

a.. Salary. Employer shall pay Employee and Employee shall accept payment for Employee's services hereunder, minimum compensation at the rate of two hundred thousand dollars ($200,000.00) per year. Annual raises shall be a minimum of a ten percent (10%) increase for each year of this Agreement.

b. Other Compensation. During the term of this Agreement Employee shall receive as additional compensation, one percent (1%) of the Employer's gross sales revenues. Payment should be made within fifteen (15) days following the close of the previous business month.

c. Distributorship. Throughout the term of this Agreement the Employee shall have a distributorship in the multi-level operating entity for which the Employee is contracted. The distributor relationship shall be maintained in accordance with the policies and guidelines for all independently contracted distributors.

d. Travel. Employer acknowledges that the successful operation and management of its business will require the Employee to travel on behalf of, and for the benefit of the Employer, and attend seminars, conventions, professional meetings and meeting with selected individuals in the interest of Employer.
All costs associated with such activities and travel will be covered by Employer or the Employee shall be reimbursed for any expenses incurred by Employee. Employer shall provide corporate credit card(s) and provide suitable executive accommodations, including first-class airfare for Employee.

e. Automobile. Throughout the term of this Agreement, Employee shall be entitled to a company leased vehicle of like size, quality and luxury as is currently driven by Employee, or at the discretion of the Employee. Employer shall lease the existing vehicle from Employee and Employer shall pay for any and all expenses attributable hereto.

f. Insurance. Employer shall provide payment for group medical and dental insurance for Employee and his family, to the extent, form, type and amounts that are established as customary with all of Employer's full-time management employees.

g. Stock and Profit Incentive Programs. During the entire time this Agreement is in effect and in addition to the compensation provided in other sections, Employee shall be entitled to participate in any employee benefit or incentive program. Such programs will be at the sole discretion of the Board of Directors.

                                  Section Five
                                 VACATION TIME

Employee shall be entitled to three weeks of vacation for each twelve (12) month period that Employee is employed by Employer in accordance with the company employee policy with regard to vacation time.

                                  Section Six
                                   SICK LEAVE

Employee shall be entitled to sick days in accordance with Employer's standard procedures for full-time employees.

                                 Section Seven
             TERMINATION DUE TO DISCONTINUANCE OF BUSINESS OR DEATH

In the event Employer shall discontinue operating its business, this Agreement shall terminate as of the last day of the month on which Employer ceases operations. This Agreement shall also immediately terminate on the last day of the month following the death of Employee or total disability of Employee for more than ninety (90) days.

                                 Section Eight
                             AGREEMENT MODIFICATION

No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless it is in writing and duly executed by the parties, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder unless such waiver or modification is in writing duly executed as aforesaid. The parties further agree that the provisions of this section may not be waived except as herein set forth.

                                  Section Nine
                                  TERMINATION

   a. Employee may terminate his employment with Employer at any time, subject to notice provisions below, and Employer may only terminate Employee for cause, as defined below. Employee agrees to give Employer at least sixty (60) days notice of his intent to voluntarily terminate employment.

   b. "For cause" shall include: material breach of this Agreement, illegal or criminal activity, including theft and embezzlement, unethical conduct, insubordination, or gross misconduct with regard to Employer's affairs all of which would be materially inconsistent with industry professional standards. The determination of whether Employee is to be terminated for cause is at the sole and absolute discretion of the Employer's Board of Directors. In the event of a termination without justifiable cause, as provided above, which termination constitutes a material breach of this Agreement by Employer, or a termination without a material breach of this Agreement by employee, Employer shall pay Employee liquidated damages in the dollar amount of salary and other compensation as described in Section 4 remaining under the full term of the Agreement. Parties agree that such sum is reasonable under the circumstances existing at the time this Agreement is entered into, and has been negotiates a material term of this Agreement in which Employer and Employee have agreed upon.

Cause shall be determined in good faith by the Employer, without being arbitrary or capricious. Cause must be material and substantial which includes but is not limited to fraud or substantial misconduct. In addition, Employer will conduct reviews of Employee's performance throughout the course of Employee's employment and provide positive or negative feedback relative to the Employee's performance within a reasonable time of the event(s) giving rise to Employee's job performance.

Employer shall give Employee written notice of the termination of this Agreement specifying the cause pursuant to subparagraph b of this Section Nine and the termination of this Agreement shall be effective upon the giving of said notice pursuant to Section Twelve Hereof.

                                  Section Ten
                                 LEGAL REMEDIES

It is further agreed that any breach of any of the terms of this Agreement by either party which will result in immediate and irreparable injury to Employer or Employee shall authorize recourse in the form of injunctive relief. In the event of any court action arising from this Agreement initiated by either Employer or Employee, the prevailing party shall be entitled to all costs and attorney's fees from the other party.

                                 Section Eleven
                                 ASSIGNABILITY

This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. Neither the Employee, nor his heirs or assigns, shall assign any part of his rights under this Agreement. In the event of a merger, consolidation, reorganization, asset sale/purchase, stock sale/purchase or otherwise, involving the Employer, Encore or its successors or subsidiary(s), such event shall obligate such successor to assume the obligations of this Agreement. During negotiations for any of the foregoing events of transfer Employee shall disclose to the proposed successor the continuing obligations of said successor under the terms and conditions of this Agreement.

                                 Section Twelve
                                     NOTICE

All notices required to be given hereunder shall be in writing, and sent by registered mail or delivered in person to the parties at their respective addresses set out in this section.

                          Employer:   Encore International, Inc.

                                      -------------------------

                                      ------------------------

                          Employee:   Steve Gould
                                      4120 America's Cup Circle
                                      Las Vegas, NV 89117

All Agreements and covenants contained herein are severable, and in the event any of them with the exception of those in sections One and Four hereof, shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                                Section Thirteen
                        AGREEMENTS OUTSIDE THE AGREEMENT

This Agreement contains the complete agreement concerning the employment arrangement between parties and shall, as of the date hereto, supersede all other negotiations and agreements with regard to employment between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representation regarding the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he/it has relied on their own judgment in entering into this Agreement. IN WITNESS WHEREOF, the parties have executed this Agreement at Las Vegas, Nevada, on the date provided in the preamble above. The undersigned represents and warrants that he has received the authority of Encore for which he is signing for, and Encore shall be bound to the terms and conditions of this Agreement.

EMPLOYEE:                            EMPLOYER:
                                     ENCORE INTERNATIONAL, INC.,
                                     an Oklahoma corporation

/s/ Steve Gould                      By: /s/ Lee Kaplan
Steve Gould                          Lee Kaplan
                                     Its: Vice President